UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2012

LAPORTE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Federal	001-33733	26-1231235
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

710 Indiana Avenue, LaPorte, Indiana	46350
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (219) 362-7511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events

On October 4, 2012, LaPorte Bancorp, Inc., a Maryland corporation (“New LaPorte”), announced that it had completed its second-step conversion and related public offering. The LaPorte Savings Bank is now 100% owned by New LaPorte and New LaPorte is 100% owned by public shareholders. New LaPorte sold 3,384,611 shares of common stock at $8.00 per share in the subscription offering.

Concurrent with the completion of the offering, shares of common stock of LaPorte Bancorp Inc., a federal corporation (“LaPorte-Federal”), owned by public shareholders have been converted into the right to receive 1.3190 shares of New LaPorte’s common stock for each share of LaPorte-Federal common stock that they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid based on the offering price of $8.00 per share. As a result of the offering and the exchange, New LaPorte now has approximately 6,205,741 shares outstanding and gross offering proceeds of $27.1 million.

A press release announcing the closing of the reorganization and stock offering is attached as Exhibit 99.1.

Item 9.01.                      Financial Statements and Exhibits.

(d)                  Exhibits

Exhibit No.                    Description

99.1                             Press Release dated October 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAPORTE BANCORP, INC.
DATE: October 4, 2012	By:	/s/ Michele M. Thompson
Michele M. Thompson
President and Chief Financial Officer